EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

LANDEC CORPORATION

AND

THE LUBRIZOL CORPORATION

OCTOBER 24, 2002

TABLE OF CONTENTS

ARTICLE I	SALE AND PURCHASE

1.1	Purchase and Sale of Stock
1.2	Purchase Price
1.3	Purchase Price Adjustment
1.4	Closing

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

2.1	Authority of Shareholder
2.2	Execution by Shareholder and Binding Effect
2.3	No Violation
2.4	Consents and Approvals of Governmental Entities
2.5	Brokers and Finders
2.6	Ownership of Dock Stock
2.7	Organization of DRC
2.8	Subsidiary of DRC
2.9	Authority of DRC
2.10	Capital Structure
2.11	Execution and Binding Effect
2.12	Book and Records
2.13	Financial Statements
2.14	Absence of Certain Changes
2.15	Absence of Undisclosed Liabilities
2.16	Litigation
2.17	Restrictions on Business Activities
2.18	Governmental Authorization
2.19	Title to Property
2.20	Intellectual Property
2.21	Environmental Matters
2.22	Taxes
2.23	Employee Benefit Plans
2.24	Certain Agreements Affected by the Purchase
2.25	Employee Matters
2.26	Interested Party Transactions
2.27	Insurance
2.28	Compliance with Laws
2.29	Experience Matters
2.30	Inventory
2.31	Accounts Receivable
2.32	Material Contracts
2.33	Bank Accounts

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2.34	Brokers and Finders
2.35	Representations Complete

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1	Organization
3.2	Authority
3.3	Execution and Binding Effect
3.4	Consents and Approvals
3.5	No Violation
3.6	Access to Data
3.7	Representations Complete
3.8	Brokers and Finders

ARTICLE IV	ADDITIONAL AGREEMENTS

4.1	Confidentiality
4.2	Public Disclosure
4.3	Compliance with ISRA
4.4	Fire Insurance Proceeds
4.5	Best Efforts and Further Assurances
4.6	Tax Matters
4.7	Settlement Agreement

ARTICLE V	CONDITIONS TO THE CLOSING

5.1	Conditions to Obligations of Each Party
5.2	Additional Conditions to Obligations of Shareholder
5.3	Additional Conditions to the Obligations of Purchaser

ARTICLE VI	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; SETOFF

6.1	Survival of Representations and Warranties
6.2	Indemnification by Shareholder
6.3	Indemnification by Purchaser
6.4	Escrow Fund
6.5	Exclusive Contractual Remedy
6.6	Indemnification Procedure
6.7	Remedial Actions

ARTICLE VII	MISCELLANEOUS

7.1	Notices
7.2	Force Majeure
7.3	No Agency

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7.4	Severability
7.5	Assignment and Succession
7.6	Amendments and Waivers
7.7	Further Assurances
7.8	Absence of Third-Party Beneficiaries
7.9	Governing Law
7.10	Interpretation
7.11	Entire Agreement
7.12	Counterparts
7.13	Expenses
7.14	Consents
7.15	Headings
7.16	Arbitration
7.17	United States Dollars

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SCHEDULES

Schedule 1.3	April 30, 2002 Balance Sheet
Schedule 2	Shareholder Disclosure Schedule

EXHIBITS

Exhibit A	Left Blank Intentionally
Exhibit B	Form of Escrow Agreement
Exhibit C	Left Blank Intentionally
Exhibit D	Form of Assignment Agreement
Exhibit E	Form of Supply Agreement
Exhibit F	Form of Legal Opinion of Orrick, Herrington & Sutcliffe LLP
Exhibit G	FIRPTA Notification Letter
Exhibit H	Form of Shareholder Non-Competition Agreement

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into this 24th day of October, 2002, by and between Landec Corporation, a California corporation (“Shareholder”) and The Lubrizol Corporation, an Ohio corporation (“Purchaser”).

RECITALS

WHEREAS, Shareholder owns all of the issued and outstanding capital stock of Dock Resins Corporation, a New Jersey corporation;

WHEREAS, Purchaser desires to acquire from Shareholder, and Shareholder desires to sell to Purchaser, all of the issued and outstanding shares of the capital stock of Dock Resins Corporation (“Dock Stock”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Dock Resins Corporation owns all of the issued and outstanding capital stock of 1500 West Elizabeth Corporation, a New Jersey corporation; and

WHEREAS, for the purposes of this Agreement, 1500 West Elizabeth Corporation shall be referred to as “Subsidiary”, Dock Resins Corporation excluding Subsidiary shall be referred to as “DRC” and DRC and Subsidiary collectively, shall be referred to as “Dock”;

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1           Purchase and Sale of Stock.

Subject to the terms and conditions of this Agreement, Purchaser agrees to buy from Shareholder and Shareholder agrees to sell, transfer and deliver to Purchaser, at the Closing (as such term is hereinafter defined), the Dock Stock, free and clear of all liens, encumbrances, security interests, pledges, restrictions, options, voting trusts, agreements, proxies and other rights of third parties of any type or nature, except for such equitable liens as may exist in favor of Purchaser as of the Closing Date (as hereinafter defined), in exchange for  an aggregate of $13,500,000, subject to adjustment pursuant to Section 1.3 below.

1.2           Purchase Price.

Subject to the terms and conditions of this Agreement, at the Closing, Purchaser agrees to (i) deliver by wire transfer to an account or accounts designated by Shareholder $12,150,000 in immediately available funds (the “Immediate Cash Consideration”) and (ii) deliver by wire transfer to an escrow account, subject to the provisions of the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), $1,350,000 in immediately available funds (the “Escrow Consideration”, together with the Immediate Cash Consideration, the “Purchase Price”).

1.3           Purchase Price Adjustment.

(a)           Definitions.  For purposes of this Agreement, the following definitions shall apply:

(i)                   “Final Closing Balance Sheet” shall mean either (x) the Shareholder Closing Balance Sheet, if Purchaser accepts such balance sheet in accordance with Section 1.3(b) below, (y) the Negotiated Closing Balance Sheet, if the parties agree to such balance sheet in accordance with Section 1.3(b) below, or (z) the Arbitrated Closing Balance Sheet, if determined by arbitration in accordance with Section 1.3(c) below.

(ii)                  “Price Adjustment Decrease” shall mean an amount equal to the positive remainder, if any, obtained by subtracting the Net Working Capital as set forth in the Final Closing Balance Sheet from the Net Working Capital as set forth in the April 30, 2002 Balance Sheet.  For the avoidance of doubt, the following is the formula for the foregoing calculation:  Price Adjustment Decrease equals $2,279,758 less the Net Working Capital as set forth in the Final Closing Balance Sheet.

(iii)                 “Price Adjustment Increase” shall mean an amount equal to the positive remainder, if any, obtained by subtracting the Net Working Capital as set forth in the April 30, 2002 Balance Sheet from the Net Working Capital as set forth in the Final Closing Balance Sheet.  For the avoidance of doubt, the following is the formula for the foregoing calculation:  Price Adjustment Increase equals Net Working Capital as set forth in the Final Closing Balance Sheet less $2,279,758.

(iv)                “Purchaser Closing Balance Sheet” shall mean a balance sheet of Dock, prepared by Purchaser and its accountants containing each of the line items in the April 30, 2002 Balance Sheet, which has been prepared in accordance with GAAP, consistently applied, and fairly represents the financial condition, assets, liabilities and shareholder’s equity of Dock as of the Closing Date.

(v)                 “Review Period” shall mean the period commencing on the date of Purchaser’s delivery of the Purchaser Closing Balance Sheet to Shareholder and ending on the date which is thirty (30) days thereafter.

(vi)                “April 30, 2002 Balance Sheet” shall mean the balance sheet of Dock dated April 30, 2002 and attached hereto as Schedule 1.3.

(vii)               “Shareholder Closing Balance Sheet” shall mean a balance sheet of Dock, containing each of the line items in the April 30, 2002 Balance Sheet, which has been prepared by Shareholder and Shareholder’s accountants in accordance with GAAP, consistently applied, and fairly represents the financial condition, assets, liabilities and shareholder’s equity of Dock as of the Closing Date.

(viii)              “Net Working Capital” shall mean the positive difference between:

(A)                          the book value of the total current assets of Dock, excluding (1) cash and cash equivalents, (2) inter-company indebtedness of Shareholder or other affiliates of Dock to Dock, (3) prepayments of any taxes for which Shareholder is liable, (4) prepaid premiums for insurance maintained for Dock by Shareholder and/or its affiliates other than Dock and (5) any receivable related to any insurance proceeds;

(B)                           the book value of the current liabilities of Dock (including Taxes), excluding (1) all bank debt of Dock, (2) inter-company indebtedness of Dock to Shareholder or its other affiliates, (3) all taxes payable by any person other than Dock, and (4) premiums payable for insurance maintained for Dock by Shareholder and/or its affiliates other than Dock.

(b)           Closing Balance Sheets.  Within thirty (30) days after the Closing Date, Shareholder shall deliver the Shareholder Closing Balance Sheet to Purchaser.  Within thirty (30) days after its receipt of the Shareholder Closing Balance Sheet, Purchaser shall provide written notice to Shareholder of its acceptance of the Shareholder Closing Balance Sheet or shall prepare and deliver to Shareholder the Purchaser Closing Balance Sheet together with a detailed explanation of the differences between the Shareholder Closing Balance Sheet and the Purchaser Closing Balance Sheet.  In the event Purchaser does not accept the Shareholder Closing Balance Sheet, Purchaser and Shareholder shall, during the Review Period, negotiate in good faith to resolve the differences between their respective balance sheets and shall provide each other and their respective accountants and advisors a reasonable opportunity to review the relevant work papers and other supporting documentation used by the other party and their accountants in the creation and calculation of such party’s balance sheet.  The final balance sheet agreed to by Purchaser and Shareholder in writing pursuant to such negotiations, if any, shall be referred to herein as the “Negotiated Closing Balance Sheet”.

(c)           Balance Sheet Arbitration.  In the event the parties are unable to resolve their differences regarding the balance sheets during the Review Period, the parties shall, at shared cost and expense, submit their unresolved differences to a mutually agreeable accounting firm (“Independent Accountants”) for resolution.  The decision of the Independent Accountants shall be final and binding on Purchaser and Shareholder.  The final balance sheet determined pursuant to such arbitration, if any, shall be referred to herein as the “Arbitrated Closing Balance Sheet”.

(d)           Payment of Price Adjustment.  Within five (5) business days of the determination of the Final Closing Balance Sheet:

(i)                   If the difference, if any, between the April 30, 2002 Closing Balance Sheet and the Final Closing Balance Sheet yields a Price Adjustment Increase, Purchaser shall deliver immediately available funds equal to the Price Adjustment Increase in United States of America Dollars by wire transfer to an account or accounts designated by Shareholder.

(ii)                  If the difference, if any, between the April 30, 2002 Closing Balance Sheet and the Final Closing Balance Sheet yields a Price Adjustment Decrease, Shareholder shall deliver immediately available funds equal to the Price Adjustment Decrease in United States of America Dollars by wire transfer to an account or accounts designated by Purchaser.

1.4           Closing.

(a)           Closing Date.  Subject to the terms and conditions of this Agreement, the transfer of the Dock Stock and the Purchase Price (“Closing”) shall take place at the offices of Purchaser, 29400 Lakeland Boulevard, Wickliffe, Ohio  44092, at 10:00 a.m. local time on October 24, 2002, unless otherwise agreed to orally or in writing by the parties hereto (“Closing Date”).

(b)           Actions at the Closing.  At the Closing, Purchaser, Dock and Shareholder shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, the following:

(i)                   Shareholder shall deliver a certificate representing the Dock Stock to Purchaser which has been duly endorsed for transfer to Purchaser by Shareholder;

(ii)                  Shareholder and Purchaser shall deliver the certificates, instruments and documents described in Article V hereof to each other;

(iii)                 Shareholder shall deliver the certificates, instruments and documents described in Section 5.3 hereof to Purchaser;

(iv)                Shareholder shall deliver to Purchaser, upon written request of Purchaser, in immediately available funds by wire transfer to an account designated by Purchaser, an amount equal to (i) the cost of Purchaser’s environmental insurance premiums up to $120,000, or (ii) in the event Purchaser determines to self insure for environmental concerns, $120,000;

(v)                 Purchaser shall deliver (x) to Shareholder the Immediate Cash Consideration and (y) to the Escrow Agent (as defined in the Escrow Agreement) the Escrow Consideration; and

(vi)                Purchaser shall deliver the certificates, instruments and documents described in Section 5.2 hereof to Shareholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Except as qualified by any exceptions or disclosures set forth in the Shareholder Disclosure Schedule attached hereto as Schedule 2 (“Shareholder Disclosure Schedule”), Shareholder represents and warrants to Purchaser as follows:

2.1           Authority of Shareholder.

The execution and delivery by Shareholder of this Agreement and all other agreements and instruments contemplated hereunder, the performance by Shareholder of its obligations hereunder and thereunder, and the consummation by Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Shareholder, and no other act or proceeding on the part of Shareholder or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Shareholder of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  The signatory officers of Shareholder have the power and authority to execute and deliver this Agreement, and all of the other agreements and instruments to be executed and delivered by Shareholder pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Shareholder pursuant to the provisions hereof and thereof.

2.2           Execution by Shareholder and Binding Effect.

This Agreement has been duly and validly executed and delivered by Shareholder and constitutes, and the other agreements and instruments to be executed and delivered by Shareholder pursuant hereto, upon their execution and delivery by Shareholder, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Purchaser), legal, valid and binding agreements of Shareholder, enforceable against Shareholder in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.3           No Violation.

Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with or result in a violation or breach of, or constitute a default or require consent of any third party (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which either Dock or Shareholder is a party or by which the Dock Stock or any property or asset of Dock may be bound, (b) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) applicable to  either Dock or Shareholder or by which the Dock Stock or any property or asset of Dock may be bound, (c) conflict with, violate or result in any breach of the terms, conditions or provision of the Restated Certificate of Incorporation, or the Amended and Restated By-Laws of DRC, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Dock from any Governmental Entity.

2.4           Consents and Approvals of Governmental Entities.

Except as set forth in Section 4.3 or as otherwise set forth herein, there is no requirement applicable to Shareholder or Dock to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Shareholder or Dock of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Shareholder or Dock pursuant hereto, or the lawful performance by Shareholder or Dock of the obligations to be performed by either of them hereunder and thereunder.

2.5           Brokers and Finders.

Other than with respect to Grace Matthews, Inc., neither Shareholder nor Dock has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement.

2.6           Ownership of Dock Stock.

(a)           Shareholder holds of record and owns beneficially all of the Dock Stock, free and clear of any restrictions on transfer and any taxes, security interests, options, warrants, purchase rights, contracts, liens, commitments, equities, claims, demands or other encumbrance.

(b)           Shareholder is neither (a) a party to any option, warrant, purchase right or other contract or commitment that could require it to sell, transfer or otherwise dispose of any of the Dock Stock, nor (b) a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Dock Stock.

2.7           Organization of DRC.

(a)           DRC is a corporation duly formed validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority and legal right and all permits, licenses, approvals, authorizations, registrations and grants to own and operate its assets and to carry on its business as presently conducted, to execute and deliver the agreements and instruments to be executed and delivered by it under this Agreement, and to consummate the transactions contemplated thereby.  Shareholder has delivered a true and correct copy of DRC’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date, to Purchaser.

(b)           DRC is qualified to do business and is in good standing in each jurisdiction in which either the ownership or use of properties owned or used by it or the nature of the activities conducted by it requires such qualifications.  Each such jurisdiction is listed in the Shareholder Disclosure Schedule.

2.8           Subsidiary of DRC.

DRC has no subsidiaries, other than Subsidiary.  Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the State of New Jersey.  Subsidiary is not qualified to do business in any other jurisdiction and neither the ownership or use of properties owned or used by it nor the nature of the activities conducted by it requires such qualifications.  Shareholder has delivered to Purchaser a true and correct copy of the Certificate of Incorporation and By-Laws of Subsidiary, each as amended to date.  Dock is the sole shareholder of Subsidiary.

2.9           Authority of DRC.

The execution and delivery of all agreements and instruments contemplated hereunder by DRC and the performance by DRC of its obligations thereunder have been duly authorized by all necessary action by the Board of Directors and Shareholder of DRC, and no other act or proceeding on the part of or on behalf of DRC or the Shareholder is necessary to approve the execution and delivery of such agreements and instruments and the performance by DRC of its obligations thereunder.  The signatory officers of DRC have the power and authority to execute and deliver all of the agreements and instruments to be executed and delivered by DRC pursuant hereto, to consummate the transactions contemplated thereby and to take all other actions required to be taken by DRC pursuant to the provisions hereof and thereof.

2.10         Capital Structure.

(a)           The entire authorized capital stock of DRC consists of 2,500 shares of Common Stock, no par value, of which there are issued and outstanding as of the close of business on the Closing Date 225 shares.  There are no other outstanding shares of capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities of DRC.

(b)           All outstanding shares of DRC capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Restated Certificate of Incorporation or Amended and Restated By-Laws of DRC or any agreement to which DRC is a party or by which it is bound.  Shareholder is the sole shareholder of DRC.

2.11         Execution and Binding Effect.

The agreements and instruments to be executed and delivered by DRC pursuant hereto, upon their execution and delivery by DRC, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party or parties thereto), legal, valid and binding agreements of Dock, enforceable against Dock in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.12         Book and Records.

The books of account and other financial records of Dock, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of Dock, all of which have been made available to Purchaser, contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholder, the board of directors and committees of the board of directors of Dock, and no meeting of any such Shareholder, board of directors or committee thereof has been held for which minutes have not been prepared or are not contained in such minute book.

2.13         Financial Statements.

Set forth in Section 2.13 of the Shareholder Disclosure Schedule are the following financial statements of Dock (“Financial Statements”): the audited financial statements as of, and for the fiscal years ended October 31, 1998, October 31, 1999, October 31, 2000 and October 31, 2001; and the compiled balance sheet of Dock as of June 30, 2002 and related statements for the eight months then ended.  The Balance Sheet of Dock as of June 30, 2002 included in the Financial Statements shall be referred to herein as the “June 30, 2002 Balance Sheet”.  The Financial Statements (including any notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Dock as of such dates and the results of operations of Dock for such periods, are correct and complete, and are consistent with the books and records of Dock, which books and records are complete.

2.14         Absence of Certain Changes.

Except as set forth in Section 2.14 of the Shareholder Disclosure Schedule, since June 30, 2002 (“Balance Sheet Date”), Dock has conducted its business in the ordinary course consistent with past practice and has not without the prior written approval of Purchaser:

(a)           Charter Documents. Caused or permitted any amendments to its Restated Certificate of Incorporation or Amended and Restated By-Laws;

(b)           Dividends; Changes in Capital Stock.  Declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchased or otherwise acquired, directly or indirectly, any shares of its capital stock;

(c)           Material Contracts.  Entered into any contract or commitment, or violated, amended or otherwise modified or waived any of the terms of any of its contracts, which could have a Material Adverse Effect, individually or in the aggregate, other than in the ordinary course of business consistent with past practice;

(d)           Issuance of Securities.  Issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, or purchased or proposed the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e)           Intellectual Property.  Transferred to any person or entity any rights to its Intellectual Property (as hereinafter defined);

(f)            Exclusive Rights.  Entered into or amended any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(g)           Dispositions.  Sold, leased, licensed or otherwise disposed of or encumbered any of its properties or assets other than in the ordinary course of business consistent with past practice or as to any special adjustments as agreed to by the parties and reflected in the Final Closing Balance Sheet.

(h)           Indebtedness.  Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others, except net borrowings under existing lines of credit not to exceed $100,000 in the aggregate;

(i)            Leases.  Entered into any operating leases with aggregate expected annual payments in excess of $50,000;

(j)            Payment of Obligations.  Paid, discharged or satisfied in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) those arising in the ordinary course of business, or (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the June 30, 2002 Balance Sheet;

(k)           Capital Expenditures.  Made any capital expenditures, capital additions or capital improvements requiring an aggregate expenditure by Dock in excess of $100,000;

(l)            Insurance.  Materially reduced the amount of any material insurance coverage provided by existing insurance policies;

(m)          Termination or Waiver.  Terminated or waived any right of material value, other than in the ordinary course of business consistent with past practices;

(n)           New Hires; Pay Increases.  Adopted or amended any benefit or stock purchase or option plan available to employees of DRC or of Subsidiary or to persons who render employment or consulting services to DRC or Subsidiary, whether as agents, employees, leased employees (collectively “Employees”) or hired any new director level or officer level Employee, paid any special bonus or special remuneration to any employee or director, or increased the salaries or wage rates of its Employees;

(o)           Severance Arrangements.  Offered or paid any severance or termination pay (i) to any director or officer or (ii) to any other Employee;

(p)           Lawsuits.  Commenced a lawsuit other than for the routine collection of accounts receivable unless Dock would be subject to the defenses of waiver, estoppel, laches or expiration of an applicable statute of limitations if such lawsuit were not immediately filed;

(q)           Acquisitions.  Acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

(r)            Taxes.  Made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)           Revaluation.  Revalued any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as to any special adjustments as agreed to by the parties and reflected in the Final Closing Balance Sheet;

(t)            Accounting Procedures.  Changed or modified any accounting procedure or policy; or

(u)           Other.  Agreed in writing or otherwise to take any of the actions described in Sections 2.14(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

2.15         Absence of Undisclosed Liabilities.

Dock has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the June 30, 2002 Balance Sheet, (b) those incurred in the ordinary course of business and which would not be required to be set forth in the April 30, 2002 Balance Sheet as prepared under GAAP, and (c) those incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice.

2.16         Litigation.

There is no private or governmental action, suit, proceeding, charge, complaint, claim, arbitration or investigation pending against Dock before any agency, court or tribunal, foreign or domestic (collectively, “Litigation”). To the Knowledge of Shareholder, there is no Litigation threatened against Dock or any of its properties or any of its officers or directors (in their capacities as such) and no event has occurred or circumstance exists that is reasonably likely to serve as a basis for the commencement of any Litigation.   There is no judgment, decree or order against Dock or, to the Knowledge of Shareholder, any of its directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.  Unless otherwise specified, as used herein the term “Knowledge” shall mean the actual knowledge, of any officer of Dock or Shareholder, all of whom are listed in the Shareholder Disclosure Schedule.

2.17         Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon Dock or any of its assets which has or could be expected to have the effect of prohibiting or impairing any current or future business practice of Dock, any acquisition of property by Dock or the conduct of business by Dock as currently conducted or as proposed to be conducted by Dock.

2.18         Governmental Authorization.

Dock has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which DRC or Subsidiary currently operates or holds any interest in any of its properties or (b) that is required for the operation of Dock’s business or the holding of any such interest ((a) and (b) herein collectively called “Dock Authorizations”), and all of such Dock Authorizations are in full force and effect.

2.19         Title to Property.

Dock and Subsidiary each have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the June 30, 2002 Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business or as to any special adjustments as agreed to by the parties and reflected in the June 30, 2002 Balance Sheet), or in the case of leased properties and assets, valid leasehold interests in such assets (collectively “Real Property”), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable, (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (c) liens securing debt which is reflected on the June 30, 2002 Balance Sheet.  The plants, property and equipment of Dock that are used in the operations of the businesses are in good operating condition and repair except for normal wear and tear.  All properties used in the operations of Dock are reflected in the June 30, 2002 Balance Sheet to the extent GAAP require the same to be reflected.  Section 2.19 of the Shareholder Disclosure Schedule identifies each parcel of Real Property owned or leased by Dock; including with respect to owned Real Property, a legal description thereof.

2.20         Intellectual Property.

(a)           Dock owns, or is licensed or otherwise possesses valid and legally enforceable rights to use all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications therefore, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”), that are used or proposed to be used in the business of Dock as currently conducted or as proposed to be conducted by Dock.

(b)           Section 2.20 of the Shareholder Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, domain names and maskworks, which are material to Dock’s business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Dock is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Dock is a party and pursuant to which Dock is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Dock product or are used by Dock in the operation of its business as currently being conducted.

(c)           To the Knowledge of Shareholder, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Dock, any trade secret material to the conduct of Dock’s business, Dock or any Third Party Intellectual Property Right to the extent licensed by or through Dock, by any third party, including any Employee or former Employee.  Dock  has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(d)           All patents, registered trademarks, service marks and copyrights held by Dock are valid and subsisting.  Neither DRC nor Subsidiary (i) has  been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.  To the Knowledge of Shareholder, the manufacture, marketing, licensing or sale of Dock’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(e)           Dock has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by Dock by or to a third party has been pursuant to the terms of a written agreement between Dock and such third party.  All use, disclosure or appropriation of Confidential Information not owned by Dock has been pursuant to the terms of a written agreement between Dock and the owner of such Confidential Information, or is otherwise lawful.

2.21         Environmental Matters.

(a)           Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)                   “Compliance with ISRA” shall mean receipt of a letter or letters from the NJDEP approving a De Minimis Quantity Exemption, a Negative Declaration or a Remediation-in-Progress Waiver (as such terms are defined under ISRA), a No Further Action Letter/Covenant Not to Sue (as such term is defined under ISRA), or other written determination of the NJDEP that the requirements of ISRA are being or have been satisfied with respect to the Owned Property.

(ii)                  “Engineering Controls” shall have the meaning given to such term under N.J.S.A. 58:10B-1 et seq.

(iii)                 “Environment” shall mean ambient air, surface water, groundwater, soil, sediment and land.

(iv)                “Environmental Conditions” shall mean any contamination or pollution or threatened contamination or pollution of, or the Release or threatened Release of Hazardous Materials into, the Environment including, without limitation, areas of concern (as such term is defined in the Technical Requirements for Site Remediation N.J.A.C. 7:26E) or solid waste management units (as such term is defined in RCRA).

(v)                 “Environmental Laws” shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives, permits and judgments relating to human health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated.  Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time:  the Toxic Substances Control Act (15 U.S.C. 2601 et seq.) (TSCA); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) (“CERCLA”); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”); the Clean Air Act (42 U.S.C. 7401 et seq.); the Clean Water Act (33 U.S.C. 1251 et seq.); the Occupational Heath and Safety Act (29 U.S.C. 651 et seq.) (“OSHA”); ISRA; the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11, et seq.) (the “Spill Act”); the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.); the New Jersey Sanitary Landfill Facility Closure and Contingency Fund Act (N.J.S.A. 13:1E-100 et seq.); the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.); the New Jersey Toxic Catastrophe Prevention Act (N.J.S.A. 13:1K-19 et seq.); and the New Jersey Environmental Rights Act, (N.J.S.A. 2A:35A-1 et seq.) (“ERA”).

(vi)                “Environmental Permits” shall mean all permits, authorizations, registrations, certificates, licenses, approvals or consents required under or issued by any Governmental Entity pursuant to Environmental Laws.

(vii)               “Former Facilities” shall mean any plants, offices, land, manufacturing or other facilities formerly owned, operated, leased, managed, used controlled or occupied by Dock in connection with Dock’s business, or by any former subsidiary of Dock or any predecessor-in-interest of Dock.

(viii)              “Hazardous Materials” shall mean any substance, material or waste, and any pollutant or contaminant, that is defined or regulated under any Environmental Laws, including without limitation, petroleum, polychlorinated biphenyls and urea formaldehyde.

(ix)                 “ISRA” shall mean the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder.

                (x)                                   “Institutional Controls” shall have the meaning given to such term under N.J.S.A. 58:10B-1 et seq.

                (xii)          “Leased Property” shall mean the real property located at 1500 West Elizabeth Avenue, Block 422, Lot 15, Linden, New Jersey to the extent of 1500 West Elizabeth Corporation’s leasehold interest therein pursuant to the Lease Agreement dated October 23, 2001.

                (xiii)         “NJDEP” shall mean the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

                (xiv)        “Off-Site Facilities” shall mean any facilities used for the treatment, storage or disposal of any Hazardous Materials associated with or resulting from Dock’s business.

                (xv)         “Owned Property” shall mean the facility located at 1512 West Elizabeth Avenue, Block 422, Lots 18 and 19, Linden, New Jersey presently owned and operated by Dock in connection with Dock’s business.

                (xvi)        “Release” shall mean any intentional or unintentional release, discharge, burial, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

                (xvii)       “Remedial Action” shall mean any and all:  (A) investigations of Environmental Conditions of any kind or nature whatsoever, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (B) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies to the surface and subsurface soils, excavation and off-site treatment or disposal of soils, encapsulation or stabilization of soils, systems for the recovery and/or treatment of groundwater or free product, Engineering Controls or Institutional Controls.

                (xviii)      “Remediation Standards” mean either numeric or narrative standards to which Hazardous Materials in the Environment must be remediated as established pursuant to Environmental Laws by the NJDEP.

(b)           Except as disclosed in Section 2.21(b) of the Shareholder Disclosure Schedule hereof, Shareholder represents and warrants:

                (i)                                     Permits.  Dock possesses all Environmental Permits necessary in order to conduct Dock’s business as it is now being conducted.  Each Environmental Permit issued to Dock is in full force and effect.

                (ii)                                  Notices.  Dock has not received any notice that Dock: (A) is in violation of the requirements of any Environmental Permit or Environmental Laws; or (B) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environment Laws.

(iii)                 Use of Facilities.  Except for the Owned Property, and except for the uses of the Leased Property as set forth in the Application for Letter of Non-Applicability dated August 17, 2002, and the supplements thereto, submitted by Shareholder to the NJDEP, at no time has Dock utilized any property that it has owned, used, leased, or operated or for which it was granted a license, for any use other than for employee parking or for emergency access to or from, or for ingress and/or egress to, the Owned Property.

(iv)                The Leased Property.  Dock has not caused a Release of Hazardous Materials on or at the Leased Property in connection with its use or occupancy of the Leased Property prior to the Closing Date for which Dock is, was or will in the future be required to perform Remedial Actions pursuant to applicable Environmental Laws.

(v)                 Exclusivity.  Anything in this Agreement to the contrary notwithstanding, including without limitation Sections 2.15, 2.16, 2.18 and 2.28 and 2.32 hereof, the representations and warranties set forth in this Section 2.21 shall be the sole and exclusive representations and warranties of Shareholder with respect to environmental matters respecting Dock, Dock’s business, the Owned Property or the Leased Property.

2.22         Taxes.

(a)           Definitions.  For purposes of this Agreement, the following definitions shall apply:

(i)                   “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(ii)                  “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(iii)                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)           Returns Filed and Taxes Paid.  All Returns required to be filed by or on behalf of Dock for all periods ending on or prior to the Closing Date which were, or will be filed on or prior to the Closing Date have or will be duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by Dock with respect to the periods covered by such Returns (whether or not shown on or reportable on such Returns).  Dock or others on behalf of Dock have properly withheld and timely paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party.  There are no liens on any of the assets of Dock with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Dock is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c)           Tax Reserves.  The amount of Dock’s liability for unpaid Taxes for all periods through April 30, 2002 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Dock reflected on the April 30, 2002 Balance Sheet.  No liability for Taxes has been incurred since that date (or will be incurred prior to Closing) by Dock other than in the ordinary course of business, and all such liability for Taxes will be reflected on the Closing Date Balance Sheet.

(d)           Tax Deficiencies; Audits; Statutes of Limitations.  No deficiencies exist or, to the Knowledge of Shareholder, have been asserted with respect to the Taxes of Dock.  Dock is not a party to any action or proceeding for assessment or collection of Taxes.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Dock.

(e)           Tax Elections and Special Tax Status.  Dock is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Dock is not a “consenting corporation” under Section 341(f) of the Code.  Dock has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Dock pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.  Dock has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Dock does not otherwise have any material income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date.

2.23         Employee Benefit Plans.

(a)           Section 2.23 of the Shareholder Disclosure Schedule lists, with respect to Dock and any trade or business (whether or not incorporated) which is treated as a single employer with Dock (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) available to Employees, (ii) each loan to a non-officer Employee in excess of $20,000, and each loan to an officer or director, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, available to Employees, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements available to Employees, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management Dock Employees and that do not generally apply to all Employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Dock of greater than $10,000 remain for the benefit of, or relating to, any present or former Employee, consultant or director (together, the “Dock Employee Plans”).

(b)           Dock has furnished or made available to Purchaser a copy of each of the Dock Employee Plans and related plan documents (including trust documents, insurance policies or contracts, Employee booklets, summary plan descriptions and other authorizing documents, and to the extent still in its possession, any material Employee communications relating thereto) and has, with respect to each Dock Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years.  Any Dock Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination, opinion or notification letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter, or such requisite period has not expired.  Dock has also furnished or made available to Purchaser the most recent Internal Revenue Service determination letter issued with respect to each such Dock Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Dock Employee Plan subject to Code Section 401(a).

(c)           (i)  None of the Dock Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except for health continuation coverage to the extent required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Dock Employee Plan, which could reasonably be expected to have a Material Adverse Effect; (iii) each Dock Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, a Material Adverse Effect, and Dock and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any respect in default or in violation thereof, and have no Knowledge of any default or violation by any other party to, any of the Dock Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect; (iv) neither Dock nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Dock Employee Plans; (v) all material contributions required to be made by Dock or any ERISA Affiliate to any Dock Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Dock Employee Plan for the current plan years; (vi) with respect to each Dock Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each of the Dock Employee Plans may be terminated by Dock at any time without liability to Dock (except for the administrative costs associated with termination); and (viii) no Dock Employee Plan is covered by, and neither Dock nor any ERISA Affiliate has incurred or expects to incur any liability, under Title IV of ERISA or Section 412 of the Code.  With respect to each Dock Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Dock has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and, has properly and timely filed and distributed or posted all notices and reports to Employees required to be filed, distributed or posted with respect to each such Dock Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Shareholder, is threatened, against or with respect to any such Dock Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor or their local equivalent agencies.  Neither Dock nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.  As used herein, the term “Material Adverse Effect” means any change or effect that is, or is likely to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of Dock, either individually or in the aggregate.

(d)           With respect to each Dock Employee Plan, Dock has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

(e)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Dock Employee (or other agent or employee of any ERISA Affiliate) to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee (or agent or Employee of any ERISA Affiliate).

(f)            There has been no amendment to, written interpretation or announcement (whether or not written) by Dock or other ERISA Affiliate relating to, or change in participation or coverage under, any Dock Employee Plan which would  increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Dock’s financial statements.

2.24         Certain Agreements Affected by the Purchase.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or Employee (b) materially increase any benefits otherwise payable by Dock to any Employee or (c) result in the acceleration of the time of payment or vesting of any such benefits.

2.25         Employee Matters.

Dock is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  Except as disclosed on the Shareholder Disclosure Schedule, there are no pending claims or charges against Dock: (i) under any workers’ compensation law plan, (ii) under policy or for long term disability benefits, (iii) for unemployment compensation or other benefits, or (iv) claiming that Dock has violated any laws or regulations respecting employment, discrimination in employment, required wages and hours, or occupational health and safety.  Dock has no obligations under COBRA with respect to any former Employees or qualifying beneficiaries thereunder.  There are no controversies pending or, to the Knowledge of Shareholder, threatened, between Dock and any Employee or Employees, which controversies have or could reasonably be expected to have a Material Adverse Effect.  Dock is not a party to any collective bargaining agreement or other labor union contract and Shareholder has no Knowledge of any activities or proceedings of any labor union to organize any Employees.

2.26         Interested Party Transactions.

Dock is not indebted to any Employee or director, officer, or agent of Dock (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Dock.

2.27         Insurance.

Dock has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Dock.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Dock is otherwise in compliance in all material respects with the terms of such policies and bonds.  Shareholder has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  Section 2.27 of the Shareholder Disclosure Schedule lists each policy of insurance and bond carried by Dock and any pending claims under such policies or bonds.  Section 2.27 of the Shareholder Disclosure Schedule also contains a summary of Dock’s claims and loss experience for each such policy during the past five years.

2.28         Compliance with Laws.

Dock has materially complied with, is not in violation of and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business.

2.29         Experience Matters.

Section 2.29 of the Shareholder Disclosure Schedule contains a description of the experience since October 1, 2000 with respect to claims or charges:  (i) under any workers’ compensation law, plan or policy, (ii) for long term disability benefits, (iii) for unemployment compensation or other benefits, (iv) claiming that Dock has violated any laws or regulations respecting employment, discrimination in employment, required wages and hours or occupational health and safety and (v) with respect to products liability.

2.30         Inventory.

The inventory reflected on the June 30, 2002 Balance Sheet is (and the inventory reflected on the Closing Date Balance Sheet will be) merchantable, usable or salable in the ordinary course of business (net of any reserves on the applicable  Balance Sheet) and none of such inventory is obsolete.

2.31         Accounts Receivable.

All accounts receivable reflected on the June 30, 2002 Balance Sheet or on the Closing Date Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed by Dock in the ordinary course of business.  Such receivables are fully collectable (net of any reserves reflected on the applicable Balance Sheet) in the ordinary course of business.

2.32         Material Contracts.

(a)           Section 2.32 of the Shareholder Disclosure Schedule contains a list of all contracts and agreements to which Dock is a party and that are material to the business of Dock (such contracts, agreements and arrangements as are required to be set forth in Schedule 2.32 of the Shareholder Disclosure Schedule being referred to herein collectively as the “Material Contracts”).  Material Contracts shall include, without limitation, the following:

(i)                   any offset, countertrade, distributor, sales, advertising, agency or manufacturer’s representative contract or group purchasing contract;

(ii)                  any continuing contract for the purchase of material, supplies, equipment or services involving in the case of any such contract more than $50,000 over the life of the contract;

(iii)                 any contract that expires or may be renewed at the option of any person other than Dock so as to expire more than one year after the date of this Agreement;

(iv)                any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(v)                 any contract for capital expenditures in excess of $100,000 in the aggregate;

(vi)                any agreement or guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

(vii)               guarantee of any obligation or any letter of credit, bond or other indemnity (excluding endorsements of instruments for collection in the ordinary course of the operation of its business);

(viii)              agreement for the sale or lease of any of its assets, excluding sales of its products in the ordinary course of its business, or entered into other than in the ordinary course of the operation of its business;

(ix)                 real property lease or sublease;

(x)                  license, development or other agreement relating to any of Dock’s Intellectual Property or relating to technology, know-how or processes which Dock has licensed from or to any other person or authorized for use by any other person or been authorized by any other person for use by Dock;

(xi)                 any other agreement, arrangement, commitment or contract that is material to the financial condition, operations, results of operations or business of  Dock.

(b)           Each Material Contract, is a legal, valid and binding agreement, and none of the Dock Material Contracts is in default by its terms or has been cancelled by the other party; Dock is not in receipt of any claim of default under any such agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause a default or the termination of any Material Contract.

2.33         Bank Accounts.

Section 2.33 of the Shareholder Disclosure Schedule contains a complete list of all DRC and Subsidiary checking, payroll and other accounts with financial institutions and, for each such account, the persons authorized to take any action with respect thereto (including the signing of checks).

2.34         Brokers and Finders.

Dock has not employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement.

2.35         Representations Complete.

None of the representations or warranties made by Shareholder herein or in any schedule hereto, including the Shareholder Disclosure Schedule or certificate furnished by Shareholder pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Shareholder as follows:

3.1           Organization.

Purchaser is a corporation duly formed and validly existing under the laws of the State of Ohio, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto and thereto, and to consummate the transactions contemplated hereby and thereby.

3.2           Authority.

The execution and delivery of this Agreement and all other agreements and instruments contemplated hereunder by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Purchaser, and no other act or proceeding on the part of Purchaser or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  The signatory officers of Purchaser have the power and authority to execute and deliver this Agreement, and all of the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Purchaser pursuant to the provisions hereof and thereof.

3.3           Execution and Binding Effect.

This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto, upon their execution and delivery by Purchaser, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Shareholder), legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.4           Consents and Approvals.

There is no requirement applicable to Purchaser to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Purchaser of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto.

3.5           No Violation.

Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Regulations of Purchaser, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any person or entity (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Purchaser or by which any of its properties or assets may be bound.

3.6           Access to Data.

Purchaser has had an opportunity to discuss Dock’s business, management and financial affairs with its management.  Purchaser has also had opportunity to ask questions of officers of Dock, which questions were answered to its satisfaction.

3.7           Representations Complete.

None of the representations or warranties made by Purchaser herein or in any schedule hereto, including the Purchaser Disclosure Schedule, or certificate furnished by Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.8           Brokers and Finders.

Purchaser has not employed any broker or finder or incurred any liability for any brokerage fee, commission or finders fee in connection with the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Confidentiality.

The parties acknowledge that Purchaser and Shareholder have previously executed that certain Confidentiality Agreement on November 14, 2001.  Purchaser’s obligation to Seller under said Confidentially Agreement shall terminate on the Closing Date.

4.2           Public Disclosure.

Purchaser, Shareholder and Dock shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry)

regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD or except in connection with litigation against the other party.

4.3           Compliance with ISRA.

(a)           Shareholder’s ISRA Obligations Prior to the Closing Date.

                                                (i)            Purchaser acknowledges that Shareholder has obtained from the NJDEP prior to the Closing Date, and has provided Purchaser with a copy of, a Letter of Non-Applicability dated September 16, 2002 stating that the Leased Property is not an “industrial establishment” as such term is defined under ISRA.

                                (ii)           With respect to the Owned Property and the transactions contemplated by this Agreement, Shareholder shall cause Dock, prior to the Closing Date, to submit a General Information Notice and Preliminary Assessment Report to the NJDEP and to submit all other ISRA documents to obtain from the NJDEP and execute a Remediation Agreement (“Remediation Agreement”), permitting the consummation of the transactions contemplated by this Agreement.  Prior to the Closing Date, Shareholder, at its sole cost and expense, shall obtain and post or execute any remediation funding source (as such term is defined under ISRA) required under the Remediation Agreement.  Any such remediation funding source shall be satisfactory in form and substance to the NJDEP.

(b)           Shareholder’s ISRA Obligations From and After the Closing Date.  From and after the Closing Date, Shareholder, at its sole cost and expense, shall take all actions necessary to achieve Compliance with ISRA, including without limitation (i) preparing and submitting as requested or required by the NJDEP a Remediation-in-Progress (“RIP”) Waiver application and securing a RIP Waiver approval from the NJDEP, (ii) complying with the Remediation Agreement and making all filings and performing all work required under the Remediation Agreement or by the NJDEP, including a Site Investigation, Remedial Investigation or Remedial Action Workplan (“RAW”) or any other document or information required under the Remediation Agreement or by the NJDEP, and (iii) maintain in full force and effect any remediation funding source established by Dock in accordance with Section 4.3(a) above or obtaining and posting or executing, and thereafter maintaining in full force and effect, such other remediation funding source as may be required by the Remediation Agreement, or NJDEP.

(c)           Acknowledgements and Covenants With Respect To ISRA Case No. 97161.

Purchaser acknowledges that: (i) in April 1997, A. Wayne Tamarelli (“Tamarelli”), former shareholder of DRC, and DRC commenced an ISRA compliance proceeding with respect to the Owned Property in connection with the Shareholder’s acquisition of the stock of DRC pursuant to a Stock Purchase Agreement dated April 18, 1997 (the “1997 SPA”); (ii) the NJDEP has designated the Tamarelli/DRC ISRA proceeding as Case No. 97161 (the “1997 ISRA Case”); (iii) the 1997 SPA obligates Tamarelli to achieve Full Compliance with ISRA (as such term is defined in the 1997 SPA) with respect to the Owned Property and that in order to satisfy his obligations under the 1997 SPA, Tamarelli will need to conduct Remedial Actions at the Owned Property after the Closing Date; (iv) DRC has certain rights and obligations under the 1997 SPA with respect to the 1997 ISRA Case and the Remedial Actions performed by or on behalf of Tamarelli to achieve Full Compliance with ISRA; (v) in addition to such rights and obligations, DRC has maintained a course of dealing with Tamarelli to provide administrative support to facilitate Tamarelli’s performance of his ISRA compliance obligations, which support has primarily consisted of (X) engaging and contracting with environmental consultants and contractors and other vendors on Tamarelli’s behalf as necessary for the conduct of ISRA compliance activities at the Owned Property, and (Y) receipt and processing of invoices from such consultants, contractors and vendors and maintaining an accounts receivable ledger itemizing the costs and expenses for which Tamarelli is responsible; (vi) Shareholder has maintained an escrow account (the “Escrow”) pursuant to an Escrow Agreement dated April 18, 1997 for the purpose of, among other things, securing Tamarelli’s performance of his ISRA compliance obligations pursuant to the 1997 SPA; and (vii) Tamarelli is in the process of establishing a Remediation Trust Fund (“RTF”) in an amount required by the NJDEP in connection with the satisfaction of his ISRA remediation funding source obligations under Case No. 97161.  In light of the foregoing, Purchaser and Shareholder respectively covenant and agree as follows:

(i)            Purchaser covenants and agrees that, from and after the Closing Date, it shall cause Dock to use commercially reasonable efforts to continue and maintain the administrative support that Dock has provided to Tamarelli prior to the Closing Date as described above until such time as Tamarelli achieves Full Compliance with ISRA (as such term is defined in the 1997 SPA); and

(ii)           Shareholder covenants and agrees that, as of the Closing Date, the aggregate amount of funds held in the RTF and the Escrow shall not be less than $650,000, provided however, that, nothing in this subparagraph (ii) shall obligate Shareholder to ensure, covenant or otherwise cause any minimum aggregate amount of funds to be maintained in the RTF and/or the Escrow at any time from and after the Closing Date.

4.4           Fire Insurance Proceeds.

(a)           Claims.  Dock has made claims for approximately $9,500,000 against Sorema N.V., its insurance carrier, in connection with damages incurred as a result of a fire that occurred during February 2000 at the Owned Property (the “Fire Insurance Claims”).  Shareholder shall cause Dock to irrevocably assign to Shareholder all of Dock’s rights, title and interest in and to the Fire Insurance Claims, pursuant to an

Assignment Agreement, in substantially the form attached hereto as Exhibit D (“Assignment Agreement”).

(b)           Mutual Cooperation.  After the Closing, Purchaser and Dock shall cooperate with Shareholder as may be reasonably requested in prosecuting the Fire Insurance Claims in order to maximize the proceeds yielding from such Fire Insurance Claims (“Fire Insurance Proceeds”).  Shareholder shall reimburse Purchaser and Dock for any direct out-of-pocket costs and expenses of Purchaser and/or Dock associated with such cooperation, including participation in any aspect of a judicial process.

4.5           Best Efforts and Further Assurances.

Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.6           Tax Matters.

(a)           Definitions.  For purposes of this Agreement, the term “Adverse Consequence” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

(b)           Any tax sharing agreement between Shareholder and Dock will be terminated as of the Closing Date and Dock will not be obligated to make a payment under any such agreement after the Closing.

(c)           Shareholder will include the income of Dock on Shareholder’s consolidated, unitary or combined income Tax Returns for all periods through the Closing Date and will pay any Tax attributable to such income.  Dock will furnish Tax information to Shareholder for inclusion in Shareholder’s consolidated, unitary or combined income Tax Returns for the period which includes the Closing Date in accordance with Dock’s past custom and practice.  The income of Dock will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Dock as of the end of the close of business on the Closing Date.

~~(d)           Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Dock for Tax periods which begin before the Closing Date and end after the Closing Date.  Shareholder shall pay Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period~~

~~ending on the Closing Date to the extent such Taxes exceeds the amount reflected as a liability for Taxes shown on the Final Closing Balance Sheet.~~  In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Dock.

(e)           ~~Purchaser~~ shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Dock for all periods ending on or prior to the Closing Date which are filed after the Closing Date (other than Tax Returns filed on a consolidated, unitary or combined basis with Shareholder).  Shareholder shall reimburse Purchaser for Taxes of Dock with respect to such periods within fifteen (15) days after payment by Purchaser or Dock of such Taxes to the extent such Taxes exceeds the amount reflected as a liability for Taxes shown on the Final Closing Balance Sheet.

(f)            Shareholder will join with Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding elections under state, local, or foreign tax law (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Dock Stock hereunder.  Shareholder will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser and Dock against any Adverse Consequences arising out of any failure to pay such Tax.

(g)           The Parties agree that the Purchase Price and the liabilities of Dock, plus other relevant items, will be allocated to the assets of Dock for all purposes (including tax and financial accounting purposes) in a manner consistent with the provisions of Section 338(b)(5) of the Code.  Within 30 days of the determination of this Final Closing Balance Sheet Purchaser and Shareholder shall agree upon the purchase price allocation and Purchaser, Dock and Shareholder will file all Tax Returns in a manner consistent with such values.

(h)           All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges, including penalties and interest, incurred in connection with consummation of the transactions contemplated by this Agreement shall be shared equally by Shareholder and Purchaser; provided, however, that Shareholder shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the transfer of any asset to Shareholder on or prior to the Closing Date.

(i)            Dock will not incur any liability for Taxes on the Closing Date other than in the normal course of business and as a result of items contemplated under this Agreement, including but not limited to the Section 338(h)(10) Election.

4.7           Settlement Agreement.

                Shareholder has made Purchaser aware of a certain Settlement and Consulting Agreement and General Release dated June 28, 2000 (“Settlement Agreement”) by and between Shareholder and A. Wayne Tamarelli (“Tamarelli”).  Shareholder acknowledges and agrees that as a result of the consummation of the transactions contemplated by this Agreement (i) Purchaser is not a successor or assign of the Settlement Agreement; (ii) Purchaser has no obligation or duty to cause Tamarelli to be elected or appointed an officer of DRC; and (iii) in the event Purchaser does cause Tamarelli to be elected or appointed an officer of DRC, Purchaser has no obligation or duty to retain Tamarelli as an officer of DRC.

ARTICLE V

CONDITIONS TO THE CLOSING

5.1           Conditions to Obligations of Each Party.

The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto, or, in the case of a condition solely for the benefit of one party, such condition can be waived solely by the benefited party:

(a)           No Injunctions or Restraints; Illegality.  There exists no  temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, nor shall any proceeding be brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(b)           Governmental Approval.  Purchaser, Dock and its respective subsidiaries and Shareholder shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated by this Agreement, including such approvals, waivers and consents as may be required under the Securities Act of 1933, as amended, state securities or Blue Sky laws and any other applicable Environmental Laws.

(c)           Supply Agreement.  DRC and Shareholder shall have entered into a Supply Agreement in substantially the form attached hereto as Exhibit E, whereby, among other things, Dock will continue to manufacture certain of Shareholder’s products.

(d)           Remediation Agreement.  Shareholder shall have caused DRC to execute a Remediation Agreement in accordance with Section 4.3(a) hereof.

5.2           Additional Conditions to Obligations of Shareholder.

The obligations of Shareholder to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Shareholder:

(a)           Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Purchaser in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Purchaser in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing Date.

(b)           Certificates of Purchaser.

(i)                   Compliance Certificate of Purchaser.  Shareholder shall have been provided with a certificate executed on behalf of Purchaser by a Vice President to the effect that, as of the Closing Date, each of the conditions set forth in Section 5.2(a) above has been satisfied with respect to Purchaser; and

(ii)                  Certificate of Secretary of Purchaser. Shareholder shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Purchaser certifying:

(A)                          resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)                           the incumbency of the officers of Purchaser executing this Agreement and all agreements and documents contemplated hereby.

5.3           Additional Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)           Representations, Warranties and Covenants.   (i) Each of the representations and warranties of Shareholder in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Shareholder in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Shareholder shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)           Certificates of Dock and Shareholder.

(i)                   Compliance Certificate of DRC.  Purchaser shall have been provided with a certificate executed on behalf of DRC by its President or its Chief Financial Officer to the effect that, as of the Closing Date, each of the conditions set forth in Section 5.3(a) above has been satisfied;

(ii)                  Compliance Certificate of Shareholder.  Purchaser shall have been provided with a certificate executed on behalf of Shareholder by its President or its Chief Financial Officer to the effect that, as of the Closing Date, each of the conditions set forth in Section 5.3(a) above has been satisfied;

(iii)                 Certificate of Secretary of DRC. Purchaser shall have been provided with a certificate executed by the Secretary of DRC certifying:

(A)                          the Restated Certificate of Incorporation and the Amended and Restated By-Laws of DRC, as in effect immediately prior to the Closing, including all amendments thereto; and

(B)                           the incumbency of the officers of DRC executing all documents contemplated hereby.

(iv)            Certificate of Secretary of Subsidiary.  Purchaser shall have been provided with a certificate executed by Secretary of Subsidiary certifying the Certificate of Incorporation and By Laws of Subsidiary as in effect immediately prior to the Closing, including all amendments thereto.

(c)           Legal Opinion.  Purchaser shall have received a legal opinion from corporate legal counsel to Shareholder, in substantially the form attached hereto as Exhibit F.

(d)           Third Party Consents.  Purchaser shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated by this Agreement under any Material Contract of Dock or otherwise, where the failure to obtain such consent or approval will have a Material Adverse Effect on the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Dock.

(e)           Litigation.  There shall be no pending Litigation or, to the Knowledge of Shareholder, threatened Litigation that may reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Dock, other than as may be disclosed on the Shareholder Disclosure Schedule.

(f)            No Material Adverse Changes.  There shall not have occurred any change that could reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Dock.

(g)           FIRPTA Certificate.  Shareholder shall have provided Purchaser with a properly executed Foreign Investment and Property Tax Act of 1980 (“FIRPTA”) Notification Letter, substantially in the form of Exhibit G attached hereto, which states that Shareholder is a United States Person within the meaning of Section 7701(a)(30) of the Code.

(h)           Escrow Agreement.  The parties hereto shall have executed and delivered the Escrow Agreement.

(i)            Non-Competition Agreement.  Shareholder shall have executed and delivered a Non-Competition Agreement, in substantially the form attached hereto as Exhibit H, as mutually agreed upon by Purchaser and Shareholder.

(j)            Resignations of Dock and Subsidiary Directors.  All directors of DRC and Subsidiary shall have submitted written resignations effective as of the Closing Date.

(k)           Assignment Agreement.  DRC shall have executed and delivered to Shareholder the Assignment Agreement and Shareholder shall have executed an acceptance of such assignment.

(l)            Payment of Debt and Discharge of Related Security Interests and Liens.  Shareholder shall have paid (or caused Dock to have paid) or shall have made arrangements reasonably satisfactory to Purchaser for the payment of all bank debt of

Dock and shall have obtained or shall have made arrangements reasonably satisfactory to Purchaser to obtain, the termination, cancellation or discharge of all liens and security interests securing such debt.

(m)          Interest Rate Swap Agreement.  The Interest Rate Swap Agreement relating to the bank debt of Dock shall have been terminated and fully settled.

(n)           Tax Sharing Agreement.  The Tax Sharing Agreement between Dock and Shareholder shall have been terminated and fully settled.

(o)           Intercompany Accounts.  All open accounts (due or accrued) between Shareholder and Dock shall have been fully settled and discharged.

(p)           Corporate Services Agreement.  The agreement whereby Shareholder provides certain management, consulting and financial services to Dock shall have been terminated and fully settled.

(q)           State Tax Filings.  Shareholder shall have caused Dock to file Tax Returns in Ohio, Texas and Florida, pay all Taxes due and has provided Purchaser with copies of such filed Tax Returns.

(r)            Qualifications to do Business.  Shareholder shall have caused Dock to file applications to do business in Ohio, Texas and Florida and has provided Purchaser with copies of such filed application.

(s)           Consulting Agreement.  The Consulting Agreement between DRC and A. Wayne Tamarelli dated September 25, 2002 shall have been terminated by written instrument signed by DRC and A. Wayne Tamarelli.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; SETOFF

6.1           Survival of Representations and Warranties.

All representations and warranties made by any party to this Agreement or pursuant hereto (including any exhibits or schedules) shall survive the Closing hereunder for a period of three (3) years after the Closing Date; provided however, that (i) the representations and warranties of Shareholder contained in Section 2.6 (Ownership of Dock Stock) and Section 2.10 (Capital Structure) shall survive indefinitely, (ii) the representations and warranties of Shareholder  contained in Section 2.21 (Environmental Matters) shall survive for a period of five (5) years after the Closing Date, and (iii) the representations and warranties of  Shareholder contained in Section 2.22 (Taxes) shall survive until the expiration of the applicable statute of limitations

(including but not limited to Code Section 6501(e) and any future amendments thereto).  No investigation, or knowledge acquired, by any party hereto or on behalf of such party with respect to any breach of any representation or warranty made by other parties, or any other matter, shall affect such party’s rights to indemnification pursuant to this Article VI, unless specifically waived by such party in writing.

6.2           Indemnification by Shareholder.

(a)           Generally.  Subject to the terms and conditions of this Article VI, Shareholder (an “Indemnitor”) hereby agrees to indemnify, defend and hold harmless Dock, Purchaser, and their respective officers, directors and Affiliates (collectively, “Indemnitees”) from and against all demands, claims, actions or causes of action, assessments, losses, damages (including without limitations, natural resource damages), liabilities, awards, interest, judgments, fines, penalties, costs and expenses (including, without limitation, legal costs and expenses, expert and attorney’s fees) and interest thereon from the date suffered or incurred, but excluding consequential losses and punitive damages (collectively, “Damages”), asserted against, imposed upon or incurred by the Indemnitees, directly or indirectly, by reason of or resulting from:  (i) any failure by Shareholder to perform any of its agreements or covenants under this Agreement (except the covenants set forth in Section 4.3 hereof) or under any of the documents or instruments delivered by Shareholder pursuant to this Agreement; (ii) a breach of any representation or warranty of  Shareholder contained in or made pursuant to this Agreement~~,~~ (iii) Environmental Conditions on, at, under or emanating from the Owned Property or any Former Facilities, occurring or existing prior to the Closing Date; (iv) the failure by Dock or agents, servants, employees or contractors of Dock to comply with Environmental Laws applicable to Dock’s business prior to the Closing Date or to any of the Former Facilities or to the Owned Property prior to the Closing Date; (v) treatment, storage, disposal or Release at any location of Hazardous Materials used, generated, handled, stored, manufactured, originating at or transported from any Former Facilities or the Owned Property by Dock or any of its agents, servants, employees or contractors prior to the Closing Date or in connection with Dock’s business prior to the Closing Date; (vi) claims of third parties alleging damages arising from personal injury, property damage or damage to natural resources arising from the Former Facilities, the Off-Site Facilities or the Owned Property prior to and including the Closing Date or the conduct of Dock’s business prior to the Closing Date; (vii) any failure of Tamarelli, at his sole expense, to secure from NJDEP a No Further Action Letter evidencing satisfaction of all NJDEP ISRA requirements arising out of the sale of Dock to Shareholder on or about April 18, 1997, his violation of or failure to comply with the April 17, 1997 Remediation Agreement or ISRA or any other violation of Environmental Law in connection with 1997 ISRA Case (viii) the failure of Shareholder to satisfy any of its obligations under Section 4.3 hereof; ~~(ix) any failure, prior to the Closing Date to cause Dock to pay, or to fully accrue on the Final Closing Balance Sheet an amount sufficient to pay, all Taxes (including interest and penalties) and withholding amounts owed by Dock or assessable against Dock for all periods prior to and including the Closing Date; (x) any Adverse Consequence Purchaser may suffer resulting from, arising out of, or relating to, Taxes of any person other than Dock under IRS regulation Section 1.1502-6 (or any similar provision of state, local or foreign law),~~

~~as a transferee or successor, by contract or otherwise, for all periods prior to and including the Closing Date~~; (xi) any action to enforce this indemnity; (xii) claims by Tamarelli arising out of the Consulting Agreement referred to in Section 5.3(s) or the termination thereof; or (xiii) claims by Tamarelli arising out of his relationship to or dealings with Shareholder or Dock on or prior to the Closing Date, including the Settlement Agreement referred to in Section 4.7 (collectively, “Purchaser Claims”).

(b)           Time Limitations.  Shareholder’s obligation to indemnify Purchaser under: (i) Sections 6.2(a)(iii), (iv), (v) or (vi) hereof shall terminate with respect to any Purchaser Claims not asserted prior to the fifth (5th) anniversary of the Closing Date, (ii) Section 6.2(a)(vii) shall terminate with respect to any Purchaser Claims not asserted prior to the date Tamarelli achieves Full Compliance with ISRA (as such term is defined in Section 3.15(a)(v) of the 1997 SPA, (iii) Section 6.2(a)(viii) shall terminate with respect to any Purchaser Claims not asserted prior to the date Shareholder achieves Compliance with ISRA (as defined herein), and (iv) Sections 6.2(a)(ix), (x), (xii) and (xiii) shall terminate with respect to any Purchaser Claims not asserted prior to the expiration of the applicable statute of limitations (including but not limited to Code Section 6501(e) and any future amendments thereto).

(c)           Monetary Limitations.  Except as set forth below, Shareholder shall not be required to make any indemnification payments under Section 6.2(a) with respect to any Purchaser Claims arising thereunder until, and except to the extent that, the cumulative amount of the Damages actually incurred by Purchaser as a result of all Purchaser Claims actually exceeds the sum of $175,000 (the “Claim Threshold”), at which time Purchaser may make Purchaser Claims against Shareholder for aggregate Damages exceeding the Claim Threshold, and the cumulative liability of Shareholder under Section 6.2(a) shall in no event exceed the sum of $5,000,000 (“Indemnity Cap”).  Anything in this Section 6.2 to the contrary notwithstanding:

(i)                   Shareholder’s obligation to indemnify Purchaser under Section 6.2(a)(ii) with respect to breaches of the representations set forth in Sections 2.6(a), 2.6(b), 2.7(b), 2.10(a), 2.10(b), 2.21(b) or 2.22(b) (as a result of any liability for Taxes imposed by any Governmental Authority in the states of Florida, Texas and/or  Ohio) hereof, or under Sections 6.2(a)(iii), (iv), (v), (vi), (xii) or (xiii) hereof, shall not be subject to the Claim Threshold;

(ii)                  Shareholder’s obligation to indemnify Purchaser under Sections 6.2(a)(vii) or (viii) hereof shall not be subject to the Claim Threshold or the Indemnity Cap.

(d)           Other.  In the event that Purchaser, in its sole discretion, makes any claims on or pursues any recovery with respect to any insurance for the recovery of any Damages, then the amount of any payment or reimbursement for Damages owed by Shareholder to Purchaser or Dock under this Section 6.2 shall be reduced by the amount of such insurance proceeds actually received by Purchaser for such Damages, net of any expenses actually incurred by Purchaser in connection with such insurance matters.

6.3           Indemnification by Purchaser.

Subject to the terms and conditions of this Article VI, Purchaser (also an “Indemnitor”) shall indemnify and hold harmless Shareholder (also an “Indemnitee”) for any and all liabilities, losses, damages (including, without limitation, natural resource damages), claims, costs and expenses, interest, awards, judgments, fines and penalties (including, without limitation, legal costs and expenses, expert and attorneys fees) and interest thereon from the date suffered or incurred, but excluding consequential losses and punitive damages (collectively, “Losses”), directly or indirectly arising out of, or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or covenants or agreements of Purchaser contained in this Agreement, or in any exhibits or schedules attached hereto, or (ii) any Environmental Conditions on, at, under or emanating from the Owned Property or Leased Property to the extent exacerbated by, caused by, or resulting from the conduct of operations by, Dock or Purchaser at any time from and after the Closing Date  or (iii) any action to enforce this indemnity (collectively, “SH Claims”); provided however no such indemnification shall be payable to Shareholder unless and until the amount of Losses in the aggregate exceeds the Claim Threshold, at which time Shareholder may make SH Claims against Purchaser for aggregate Losses exceeding the Claim Threshold.  Notwithstanding any provision hereof to the contrary, the cumulative liability of Purchaser under Section 6.3 shall in no event exceed the Indemnity Cap.

6.4           Escrow Fund.

The Escrow Consideration which shall be deposited with the Escrow Agent pursuant to the Escrow Agreement, shall constitute the “Escrow Fund”, which shall remain in existence until January 31, 2004.  Any Damages or Losses, as applicable, shall be satisfied first out of the Escrow Fund, pursuant to the terms and conditions contained herein and in the Escrow Agreement.

6.5           Exclusive Contractual Remedy.

No Indemnitee shall have a right to recover any Damages or Losses, as the case may be, other than through the exercise of the indemnification rights set forth in this Article VI, which shall constitute the sole and exclusive remedy of such  Indemnitee for any Damages or Losses, as the case may be, incurred or sustained by such Indemnitee, directly or indirectly, as a result of any Purchaser Claims or SH Claims (each a “Claim” and collectively, the “Claims”); provided, however, that nothing herein shall limit the liability of any party for such party’s fraud or intentional misrepresentation.

6.6           Indemnification Procedure.

(a)           Notice.  Whenever any Claim shall be asserted against or incurred by an Indemnitee, the Indemnitee shall give written notice thereof to Indemnitor (which shall be Shareholder or Purchaser for a Claim under Section 6.2 or Section 6.3 respectively) within sixty (60) days of notice of such Claim.  Indemnitee shall furnish to

Indemnitor in reasonable detail such information as the Indemnitee may have with respect to the Claim (including in any case, copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  The failure to give such notice shall not relieve Indemnitor of its indemnification obligations under this Agreement, unless failure to so deliver such notice is prejudicial to the Indemnitor’s ability to defend the Claim.

(b)           Arbitration.  Any controversy between Indemnitor and Indemnitee regarding a Claim shall be settled by binding arbitration in accordance with Section 7.16.

(c)           Legal Defense and Expenses.  If the Claim is based on a claim of a person that is not a party to this Agreement, Indemnitor may, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Indemnitees.  In the event Indemnitor, within a reasonable time after receiving notice of a Claim from the Indemnitees, fails to defend the Claim, the Indemnitees may, at the expense of Indemnitor, undertake the defense of the Claim and may, with the prior written consent of the Indemnitor, compromise or settle the Claim, all for the account of Indemnitor.  After notice from Indemnitor to the Indemnitees of its election to assume the defense of such Claim, Indemnitor shall not be liable to the Indemnitees under this Section 6.6(c) for any legal expenses subsequently incurred by the Indemnitees in connection with the defense thereof, except for such reasonable expenses incurred in connection with cooperation with, or at the request of, Indemnitor; provided, however, that the Indemnitees shall have the right to employ, at their expense, counsel to represent them if, in the Indemnitees’ reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnitees and Indemnitor, for the Indemnitees to be represented by separate counsel.

(d)           Binding Legal Action.  Indemnitor shall not, except with the prior written consent of the Indemnitees, which shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement.

6.7           Remedial Actions.

(a)           Shareholder’s Election.  In the event the satisfaction of any Claim to which Purchaser or Dock is entitled to indemnification under Section 6.2(a) hereof requires the performance of a Remedial Action at the Owned Property or Leased Property, Shareholder shall have the right to elect to pay the cost of the performance of such Remedial Action or to perform such Remedial Action at the Owned Property or Leased Property by giving written notice of such election to Purchaser or Dock within sixty (60) days of Shareholder’s receipt of notice of such Claim pursuant to Section 6.6(a) hereof.

(b)           Performance of Remedial Actions by Shareholder.  As to any Remedial Actions that the Shareholder performs at the Owned Property pursuant to

Section 4.3 (Compliance with ISRA) or elects to perform at the Owned Property pursuant to Section 6.7, Shareholder agrees to:

(i)                   perform, and cause all consultants and contractors retained by Shareholder to perform, all such Remedial Actions in a workmanlike manner and consistent with all applicable Environmental Laws;

(ii)                  comply with all Environmental Laws applicable to the implementation of such Remedial Actions at the Owned Property and obtain all permits, authorizations and consents required under applicable Environmental Laws or by the NJDEP or other governmental agency or authority in order to implement such Remedial Actions at the Owned Property;

(iii)                 select and propose to the NJDEP Remedial Actions which shall not unreasonably interfere with any existing or reasonably anticipated future operations of Purchaser or Dock at the Owned Property;

(iv)                implement such Remedial Actions in such manner, at such times and with such advance notice as to not unreasonably interfere with any existing or reasonably anticipated future operations of Purchaser or Dock at the Owned Property;

(v)                 cause all consultants and contractors performing such Remedial Actions to provide and maintain comprehensive general liability insurance, automobile liability insurance, workers’ compensation and employers’ liability insurance, excess liability and professional liability insurance in full force and effect with limits of coverage that are customary for the performance of comparable work or services until sixty (60) days following the completion of the Remedial Action.  Shareholder shall provide copies of insurance certificates indicating that Purchaser and Dock have been named as additional insured under such policies before Purchaser or Dock shall be required to provide access to the Owned Property;

(vi)                promptly upon the completion of any investigation or Remedial Action, restore the Owned Property to substantially the same condition it was in prior to the performance of the investigation or Remedial Action consistent with the provisions of the RAW, Engineering Control, Institutional Control or Classification Exception Area (as such term is defined at N.J.A.C. 7:9-6.4) associated with such Remedial Action and approved by the NJDEP; and

(vii)               provide Purchaser and Dock with the opportunity to:  (A)  review and comment upon any work plans or reports respecting any Remedial Action and other submissions to the NJDEP; (B) review and copy documents concerning any Environmental Conditions on, at, under or emanating from the Owned Property or any Remedial Actions proposed or implemented to address the same; (C) have a representative present during the performance of any Remedial Action and obtain split samples of any samples taken by or on behalf of Shareholder; and (D) consult with Shareholder and Shareholder’s consultants and contractors concerning any Remedial

Action proposed or implemented by Shareholder at or with respect to the Owned  Property.

(c)           Consents and Covenants of Purchaser.  As to any Remedial Actions that Shareholder performs at the Owned Property pursuant to Section 4.3 (Compliance with ISRA) or Section 6.7(a) above, Purchaser consents and covenants:

(i)                   to (and shall cause Dock to consent to) the use of non-residential Remediation Standards or site specific alternative standards approved by the NJDEP in connection with the Remedial Actions performed or implemented at the Owned Property, provided that the use of such Remediation Standards or such site specific alternative standards shall be approved by NJDEP for the Remedial Action at the Owned Property and shall not unreasonably interfere with any existing or reasonably anticipated future operations of Purchaser or Dock at the Owned Property;

(ii)                  to cause Dock  to provide access to the Owned Property, use of the utilities serving the Owned Property and space for the installation of any remediation equipment and for the temporary storage of wastes and remediation equipment as reasonably requested by Shareholder, provided that such actions do not unreasonably interfere with any existing or reasonably anticipated future operations of Purchaser or Dock at the Owned Property; and

(iii)                 as reasonably requested by Shareholder, Purchaser shall consent to (and cause Dock to consent to) the use of Institutional Controls, Engineering Controls and a Classification Exception Area at the Owned Property and to the recording of a Deed Notice (as such term is defined at N.J.A.C. 7:26E-1.8) to the extent the same are required and approved by the NJDEP in connection with the use of non-residential Remediation Standards or site specific alternative standards approved by the NJDEP for a Remedial Action at the Owned Property, provided that such Institutional Controls, Engineering Controls, Classification Exception Area or Deed Notice shall not unreasonably interfere with any existing or reasonably anticipated future operations of Purchaser or Dock at the Owned Property.

ARTICLE VII

MISCELLANEOUS

7.1           Notices.

Every notice or other communication required or contemplated by this Agreement by any party shall be in writing and shall be delivered by (a) personal delivery, (b) postage prepaid, return receipt requested, registered or certified mail (airmail if available), or the equivalent of registered or certified mail under the laws of the country where mailed, (c) internationally recognized express courier, such as Federal Express, UPS or DHL, (d) “tested” telex (a telex for which the proper answer back has been received), or (e) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (a), (b) or (c) of this Section 7.1, in each case addressed to the party for whom intended at the following address:

(a)	If to Shareholder:

Landec Corporation
3603 Haven Avenue
Menlo Park, California 94025
Attention: President
Facsimile Number: 415-368-9818

With a copy to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
Attention: Geoffrey P. Leonard
Facsimile Number: 650-614-7401

(b)	If to Purchaser:

The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092-2298
Attention: D.W. Bogus, Vice President
Facsimile Number: 440-347-6331

With a copy to:

The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092-2298
Attention: General Counsel
Facsimile Number: 440-347-5219

(c)	If to Dock:

Dock Resins Corporation
1512 W. Elizabeth Avenue
Linden, New Jersey 07036
Attention: Executive Vice President
Facsimile Number: 908-862-4015

or at such other address as the intended recipient previously shall have designated by written notice to the other parties hereto.  Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the sixth (6th) business day after it was deposited in the mail.  All notices and other communications required or contemplated by this Agreement to be delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery.  Notices delivered by “tested” telex or by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent.  Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

7.2           Force Majeure.

No party hereto shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement (other than payment and indemnification obligations) if such failure is caused by any event or condition not existing as of the date of this Agreement (unless reasonably foreseeable by such party) and not reasonably within the control of the affected party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Entities, riots, insurrections, or any other cause beyond the control of the parties; provided that the affected party promptly notifies the other parties of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

7.3           No Agency.

This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto, nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, the other parties hereto.

7.4           Severability.

In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement, or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this Agreement.  If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

7.5           Assignment and Succession.

Purchaser may assign this Agreement to a wholly-owned subsidiary of Purchaser, provided that Purchaser shall remain fully responsible for all of its obligations under this Agreement. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement (excluding an assignment resulting by operation of law as a result of the merger or consolidation of any such party) without the prior written consent of the other parties, which consent may be withheld in the sole and absolute discretion of such party for any reason whatsoever or for no reason and any attempted assignment in violation of this provision shall be void and of no effect.

7.6           Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom, shall in any event be effective without the written concurrence of the other parties hereto.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.  No notice to or demand on any party in any case shall entitle any other party to any other or further notice or demand in similar or other circumstances.

7.7           Further Assurances.

Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement.

7.8           Absence of Third-Party Beneficiaries.

No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement unless specifically provided otherwise herein.

7.9           Governing Law.

The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Delaware, without reference to the choice-of-law principles thereof.

7.10         Interpretation.

This Agreement, including any exhibits, schedules and amendments, has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement.  Each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

7.11         Entire Agreement.

The terms of this Agreement and the other writings referred to herein (including, but not limited to, all schedules, exhibits, addenda, and related agreements) and delivered by the parties hereto are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement; provided, however, that the terms of the Confidentiality Agreement shall survive the execution and, if terminated, the termination of this Agreement.  The parties further intend that this Agreement, together with the exhibits and schedules hereto, shall constitute the complete and exclusive statement of their terms and shall supersede any prior agreement with respect to the subject matter hereof, including the letter of intent executed by the parties, dated as of June 26, 2002.  The parties acknowledge and agree that this Agreement and the exhibits and schedules hereto constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of Dock Stock and the operation of Dock’s business by Purchaser after the Closing, and that separate agreements have been used for the sake of convenience.

7.12         Counterparts.

This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

7.13         Expenses.

Each of the parties hereto agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

7.14         Consents.

Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

7.15         Headings.

The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

7.16         Arbitration.

Any controversy between Shareholder and Purchaser regarding this Agreement (including, without limitation, a Claim) shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered through arbitration may be entered in any court having jurisdiction thereof.  Such arbitration shall be held in New York, New York, unless the parties mutually agree in writing to change the location, before three neutral arbitrators appointed in the manner prescribed by the AAA.  The fees and expenses of the Arbitrator shall be borne equally by Purchaser and Shareholder.  Each party shall be responsible for its own legal fees and expenses for the proceeding.

7.17         United States Dollars.

All references to “$” or “Dollars” in this Agreement shall refer to United States Dollars.

[Signature Page Follows]

This Stock Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

SHAREHOLDER:

LANDEC CORPORATION,
a California corporation

By:	/s/ GARY T. STEELE
Gary T. Steele, President

PURCHASER:

THE LUBRIZOL CORPORATION,
an Ohio corporation

By:	/s/ D.W. BOGUS
D.W. Bogus, Vice President